Exhibit 10.43

Appendix

Contract NO.: S.Y.B.Z.Zi (2013)NO.003

Comprehensive Credit Extension Contract

(Applies to Group Clients Business)

China CITIC Bank

            Shenzhen Branch

Notes in Filling

I. Use sign pen or fountain pen in black blue or black ink to fill out this Contract.

II. The Contract shall be filled completely with clear and neat writing.

III. Currencies shall be written in Chinese rather than currency symbols. The Chinese names of currencies shall be added before capitalized currency amount and currency symbols shall be added before lower-case amount.

IV. The extra blankness of withdrawal plan and repayment plan shall be handled with broken line, being sealed with “blank hereunder” or with words of “blank hereunder”. Other blankness without actual contents may be filled out with slash “/”.

Comprehensive Credit Extension Contract

(Applies for Group Clients Business)

Fiduciary one: NeoPhotonics (China) Co., Ltd.       (The fiduciary one and fiduciary two are referred to as Party A hereinafter)

Address: NeoPhotonics Building, 8 Keji South 12th Road, South Hi-Tech Industry Park, Shenzhen 518057 China.

Post code: 518057

Telephone: 075526748615

Fax: 075526634110

Legal Representative: TIMOTHY S.JENKS

Bank and Account Number: Shenzhen Houhai Branch of China CITIC Bank 7442610182400001273

Fiduciary two: NeoPhotonics Dongguan Co., Ltd

(The fiduciary one, fiduciary two are all referred to as Party A hereinafter)

Address: Building B of B9 factory in Anli Science Park at South Section of South Road Zhen’an Shangsha Village, Chang’an town, Dongguan.

Post code: 523867

Telephone: 075526748615

Fax: 075526634110

Legal Representative: Zhang Ziyu

Bank and Account Number: Shenzhen Houhai Branch of China CITIC Bank

7442610182400010941

Credit Granter: Shenzhen Branch of China CITIC Bank Incorporated Company (referred to as Party B hereinafter)

Address: The fifth to tenth floor of 2nd period Brilliant Time Square at Fuhua Third Road, Futian District, Shenzhen.

Post code: 518031

Telephone: 0755-25873538

Fax: 0755-25873538

Legal Representative/ Principal: Chen Xuying

Contract signing place:             Shenzhen

Contract signing date: June 3, 2013

According to the regulations of relevant laws and rules such as Commercial Bank Law of the People’s Republic of China, Contract Law of the People’s Republic of China, the Guidelines for Management of Business Risks of Credits Granted by Commercial Banks to Group Clients, Party A and Party B sign this Contract through consultation and negotiation with the spirit of honesty and credibility and the principle of equality and free will.

Article 1	Definition

In this Contact, the following terms contain the meanings as follows, unless otherwise specified in the context:

“Comprehensive Credit Extension”, the credit extension Party B grants to Party A includes one or more business lines as follows: The RMB or foreign currency working capital loans, the opening of bank’s acceptance bill, discounting of bills, the establishment of a letter of credit, packing loan, import bill advance, outward documentary bills, the establishment of letter of undertaking or other types of credit extension businesses that Party B accepts.

“General credit limit”, the highest limit of the credit extension balance Party B grants to Party A.

“The credit extension balance”, the sum of outstanding debt principal of Party A incurred by application for use of an general credit limit under the Contract; Among which, the item of opened bank acceptance bills refers to Party B’s capital of open and unpaid draft amount according to this Contract minus deposit of bank acceptance bills item; the item of opened a letter of credit refers to Party B’s capital of open and unpaid credit amount according to this Contract minus deposit of credit amount item; the item of opened guarantee refers to Party B’s capital of open and unpaid guarantee minus deposit of guarantee item.

Article 2	General credit limit and types

2.1 The general credit limit that Party A can apply to Party B for using during its service life is:

Currency RMB (Capitalized) ONE HUNDRED AND FIFTY MILLION ONLY, (number) ¥150000000.00

2.2 Under the items of this Contract, general credit limit can be used for one or more business lines as follows: loan, acceptance of bills, discounting of bills, the issuance of a letter of credit, packing loan, import bill advance, outward documentary bills, the issuance of letter of undertaking or other types of credit extension businesses that Party B accepts.

2.3 The specific business lines, limits, deadline, applications, etc, of the foresaid general credit limits that Party A applies subjects to the specific business contracts and agreements signed by Party A and Party B under the items of the Contract. Party B shall be responsible for the obligations like making loans and so on according to the agreements of the specific business lines and contracts signed by Party A and Party B under the items of the Contract.

Article 3	Applications of the general credit limit

3.1 The service life of the general credit limit stipulated in this Contract is one year, from June 3, 2013 to June 3, 2014.

3.2 During the service life and within the general credit limit stipulated in this Contract, Party A may apply to Party B for this general credit limit in written form in a lump or by several times.

When applying for the general credit limit, Party A shall clearly state in the written application the proposed types of credit extension, deadline, amount, etc. After reviewing and approving that it conforms to the credit extension conditions and the agreements of the Contract, Party B shall sign the specific business contract or other legal documents accepted by Party B with Party A

3.3 The credit extension balance that Party A uses shall not exceed the general credit limit at any time during the service life of the general credit limit. During its service life, Party B agrees to handle the general credit limit which Party A has paid off according to the following item (1). The general credit limit which is not used during its service life shall be canceled automatically after the expiration.

(1) Recyclable. Under the item of the general credit limit stipulated in article 2, if Party A has paid off the general credit limit during its service life, Party B renews the corresponding limit of the paid off part for Party A who may reuse the general credit limit during its service life.

(2) Unrecyclable. Under the item of the general credit limit stipulated in article 2, if Party A has paid off the general credit limit during its service life, Party B doesn’t renew the corresponding limit of the paid off part for Party A who shall not reuse the general credit limit during its service life.

3.4 Under the items of the Contract, the accured expenses of the business like the bank’s acceptance bills, bank guarantee, international trade financing, etc, and the discount rate of the discounting of bills, the accured interest rate and the exchange rate of loans and inward and outward documentary bills shall all be stipulated by Party A and Party B in every specified business contract.

3.5 If the specific business contracts signed by Party A and Party B under the items of the Contract are inconsistent with the Contract, the business contracts shall prevails.

3.6 When Party A applies for credit limit, after checking and approving that it conforms to the bank’s credit extension conditions and the agreements of this Contact, Party B shall sign the specific business contracts with Party A and execute them according to the Contact.

Article 4	Party A’s statement and guarantee

4.1 Party A shall be the legal person or other organizations established according to the laws of People’s Republic of China and be legally entitled with the necessary capacity for private rights and capacity for acts to sign and perform the Contact and shall bear the civil liability independently and Party B has already acquired the necessary and the legal internal and external approval and authorization to sign the agreement.

4.2 Party A shall guarantee to use the credit extension limit according to the law, regulations and the Contact and the specific agreements of the business contracts, and coordinate with Party B for examination of the performance of every relevant specific business in the Contact according to Party B’s requirements.

4.3 Party A shall guarantee to timely submit the real financial statements and other materials showing the enterprise’s production and operation according to Party B’s requirements during the service life of the general credit limit, and guarantee that all the submitted materials, files, data and information are real, accurate, complete, legal and valid.

4.4 Party A shall guarantee to carry out the production and operation activities during the service life of the general credit limit and take effective measures to prevent the occurrence of the events which jeopard, damage or may jeopard, damage Party B’s rights.

Article 5	Party A’s Right and Obligation

5.1 During the service life of the general credit limit, any significant change of Party A’s operating decisions, including but not limited to the change of share transfer, reorganization, combination, spin-off, shareholding reform, joint capital, cooperation, joint operation, contract leases, business scope, registered capital, etc, which may probably affect the right of Party B, Party A shall inform Party B of this change 30 days in advance in written form, and carry out the payoff responsibility agreed by Party B under the items of the Contact or pay off the debt in advance or offer the guarantee that Party B accepts.

5.2 Party A transfers, rents or deals with all or big part of the material assets or operation revenue in the way like setting guarantee for the debt beyond the debt under the contract items. Party A shall inform Party B of this situation in written form 30 days in advance and obtain Party B’s written permission in advance.

5.3 If something which has unfavorable effect on the performance of the contract’s debt, including but not limited to being involved with lawsuit, arbitration, criminal sanctions, administrative penalty, termination of business, business stoppage, disbandment, being named in the gazette, business license being canceled, being revoked, the worsening of financial status, etc, happens, Party A shall inform Party B of this situation in written form within 3 days from the date the situations happen or may happen and take effective measures to guard Party B’s obligatory right.

5.4 If situations including but not limited to termination of business, business stoppage, being named in the gazette, disbandment, business license being canceled, being revoked and operating loss, etc, happen to the guarantor, and he loses all or part of the relevant guarantee ability in the contract, or when the value of the guaranteed object of pledge, hostage, pledge rights decreases, Party A shall provide new guarantee that Party B accepts.

5.5 Without Party B’s permission, Party A shall not transfer all or part of the debt to a third party under the items of the Contact

5.6 Party A guarantees to pay the credit extension principal and interests back on schedule and pay the payable costs. The due and payable but unpaid money including but not limited to principal amount of loan, interest, default interest and other payable money stipulated in the Contact and the specific business contracts, Party B is entitled to charge the money from any account that Party A opens in Party B and Party B’s affiliation without Party A’s prior permission. When Party B charges the money according to the agreement in the Contact and the specific business contracts, if currency type of the account is different from the business valuation currency, Party B shall calculate by converting the exchange rate that Party B publishes on the date of settlement into money

5.7 During the service life of the general credit limit, if changing the name of legal person, legal representative, project leader, address, telephone number, fax, etc, Party A shall inform Party B within 7 days in written form after the changes.

5.8 Party A shall offer the information and materials like the name of each member of the relevant group, legal representative, actual controller, registered address, registered capital, main business, ownership structure, the situation of senior executives, financial status, the major asset project, guarantee situation and the situation of important lawsuits, etc, and guarantee that these materials are real, accurate, complete, legal and valid. If the foresaid information and data of members of the group are changed, Party A shall inform Party B in written form within 3 days after the relevant change happens.

5.9 Party A shall report the situation of related transaction taking more than10% (including 10%) of Party A net asset which will happen or has happened in time to Party B, including but not limited to the relationship between the parties in the transaction, trading program and transaction nature, the amount of the transaction or the relevant proportion, pricing policy (including the trade without amount or with only symbolic amount).

5.10 Party A shall not sign the contract which is inimical to Party B’s right under this Contact and the specific business contracts with any third Party.

Article 6	Party B’s Right and Obligation

6.1 Party B is entitled to decide whether to sign each specific business contract with Party A or not according to the relevant regulations of China CITIC Bank and the credit approval process and to supervise and monitor the performance of each specific business contract at any time.

6.2 When Party A applies for credit extension limit, Party B shall sign the specific business contracts with Party A and execute them according to the Contact.

6.3 Party B’s not executing or deferring of exercise of the rights stipulated in the Contact or the specific business contracts does not mean that Party B gives up his rights, and shall not be the obstacle of Party B’s exercise of his rights at any time.

6.4 Party B shall keep all the materials, files, information as a secret provided by Party A, except that they are queried or revealed according to laws and regulations.

Article 7	Guarantee

7.1 In order to guarantee that the obligatory right produced under the items of the Contact can be paid off, the following first way of guarantee shall be taken.

(1) Guarantor NeoPhotonics (China) Co., Ltd. signs the maximum amount guarantee contract with NO. S.Y.B.Z.B.Zi (2013) No. 001 with Party B;

(2) Mortgagor     /                  signs the maximum amount guarantee contract with NO. / with Party B;

(3) Pledgor     /                 signs the maximum amount pledge of movables contract with NO. / with Party B;

(4) Pledgor     /                 signs the maximum amount pledge of rights contract with NO. / with Party B;

(5) Other ways of guarantee     /                 .

7.2 Party A and Party B sign the specific business contracts under the items of the Contact. Meanwhile, Party B has the right to require Party A to provide other guarantee except for those stipulated this item.

Article 8	Violation responsibility

8.1 Both sides of Party A and Party B shall strictly obey the agreements of the Contact and the specific business contacts. Any side not or incompletely performing the agreed obligations shall undertake the relevant violation responsibility and compensate for the loss of the other side.

8.2 In the process of carrying out the Contact, if one of the circumstances happens, Party A shall be deemed to break the contact:

8.2.1 During the service life of the Contact, Party A makes it clear or disclosures by his behaviors that he can not or does not perform the agreed obligations in the Contract and the specific business contracts;

8.2.2 Party A doesn’t carry out any agreed obligation in the contract;

8.2.3 The related files Party A has submitted to Party B and the statement and guarantee in article 4 are proved to be irreal, inaccurate, incomplete or intentionally misleading;

8.2.4 Party A stops paying back the due debt, or cannot or expresses him cannot repay the debt;

8.2.5 Party A’s termination of business, business stoppage, being named in the gazette, disbandment, business license being canceled, being revoked or the occurrence of any lawsuits, arbitration or the criminal, administrative punishment shall produce an adverse effect on Party A’s operation or property status are thought by Party B to probably or have influenced or damage Party B’s right under the Contract.

8.2.6 The change of the items of industry and business registration like Party A’s resident place, business scope , legal representative, etc, or the situation like occurring foreign major investment, etc, shall seriously affect or threaten the achievement of Party B’s obligatory right;

8.2.7 Party A suffers a serious financial loss, loss of assets or the loss of assets caused by external guarantee, or other financial crisis all of which Party B thinks may or have already influenced or damage Party B’s obligatory right under the items of the Contract;

8.2.8 Party A changes the use of credit extension arbitrarily;

8.2.9 The great crises occurring to Party A’s shareholders who control interest and the operation of other related companies or financial aspects or the occurrence of significant related transactions between Party A and shareholders who control interest among other related companies, shall influence the normal operation of Party A;

8.2.10 The occurrence of adverse change in the industry which Party A is in shall seriously influence or threaten the achievement of Party B’s obligatory right;

8.2.11 The Party A’s senior executives being suspected of serious corruption, bribery, fraud, or illegal operating cases is thought to probably or have influenced or damaged Party B’s obligatory right under the items of the Contract;

8.2.12 Party A’s situation of violating the contract on other creditors, shall influence the achievement of Party B’s obligatory right;

8.2.13 Party A’s guarantor violates the agreements of the guarantee contract or other event of default under the items of the guarantee contract occurs, Party A shall not offer new guarantee in accordance with Party B’s requirements.

8.2.14 Under situation that the collateral orpledge occurs to be sealed up, be detained, be reported loss, stopped payment under the items of the guarantee contract or situations like being taken other compulsory measures, the dispute of ownership, being infringed or probably being infringed by any third Party, safety, serviceable condition would be or may be influenced, etc, Party A does not offer new guarantee in accordance with Party B’s requirements.

8.2.15 Party A uses the false contract with the related party, and uses the obligatory right like bill receivable, accounts receivable without actual trade background, etc, to discount or pledge in Party B’s place, to arbitrage Party B’s capital or credit extension;

8.2.16 Party A refuses to accept Party B’s carrying out the supervision and examination about Party A’s degree of performing each specific business contacts and relevant operating and financial activities;

8.2.17 Party A has already or tries to escape or abolish the debts to Party B through related transaction.

8.2.18 Other events, endangering, damaging or probably endangering, damaging Party B’s obligatory right, happen to Party A.

8.3 If one of the situations in agreement 8.2 occurs, Party B has the right to exercise one or multiple of the following items, and Party A shall have no objection:

8.3.1 Adjust, cancel or discontinue the general credit limit under the items of the contract, or adjust the service life of the limit;

8.3.2 Stop granting the general credit limit under the items of the contract, declaring that all or part of Party A’s debt under the items of the contract become due immediately, require Party A to pay back all or part of the used credit limit;

8.3.3 Require Party A to add guarantee or take other measures to ensure that Party B’s legal interest is not infringed;

8.3.4 Have the right to exercise the right of guarantee;

8.3.5According to the agreements of the contract, directly charge the money from any account opened by Party A in Party B and Party B’s affiliated institution to pay off all the debt under the items of the Contract and each specific business contracts ( including the debt that Party B requires to be paid off in advance), and need not ask for Party A’s permission in advance.

8.4 All the Party B’s general expenses (including but not limited to legal cost, travel expense, counsel fee, costs of property preservation, notarial fee, certification fee, translation fee, evaluation and auction fee, etc) used to achieve obligatory right shall be undertaken by Party A.

Article 9	The contract’s effectiveness, alteration and termination

9.1 The contract becomes effective after Party A’s legal representative or authorized person and Party B’s legal representative or authorized person sign and seal ( signature or stamp with the seal) or stamp with official seal or special stamp for contract. But before Party A and his guarantor sign a guarantee contract according to Party B’s requirement and before security interest under the items of the guarantee contract has become effective according to laws, Party B is not obligated to allow Party A to use any financing amount.

9.2 After the contract comes into effect, any party of Party A and Party B shall not make unauthorized changes or terminate the contract in advance. If there is need to change or terminate, it shall be made through the agreement of both parties by a written agreement.

Article 10	Settlement of disputes

10.1 Any disputes generated by or related with the Contract shall be settled by the consultation of both parties; If the consultation fails, both parties shall agree to take the second way to settle.

(1) Apply arbitration to     /                 arbitration committee.

(2) File suits to the people’s court in the resident place of Party B.

Article 11	Supplementary articles

11.1 The files like notice from any party to the other one by telegraph and fax shall be treated as having been delivered once issued; if sent by mail, they shall be treated as having been delivered 3 days after mail.

11.2 Other items agreed by both parties:

1. Under the contract, the workable amount of the NeoPhotonics (China) Co., Ltd. shall not be more than 150 million yuan and the workable amount of the NeoPhotonics Dongguan Co., Ltd. shall not be more than 30 million yuan, and the total amount used by the NeoPhotonics (China) Co., Ltd. and the NeoPhotonics Dongguan Co., Ltd. at the same time shall not be more than 150 million yuan.

2. When the NeoPhotonics Dongguan Co., Ltd. uses the amount, the NeoPhotonics (China) Co., Ltd.shall provide joint liability warranty.

If it is otherwise agreed in the specific business contracts, the content of the specific business contracts shall prevail. The specific business contracts signed by Party A and Party B according to each specific credit extension business and appendix are all the constituent part of the Contract and constitute a contract entirety with the Contract.

11.3 Other matters related to this Contract dealt with through written agreements by both parties shall be treated as the appendix of the Contract. Any appendix, amendment, addition are the indivisible parts of this Contract, and have the same legal effect with the Contract.

11.4 The original contract is in triplicate. Part A and Part B each hold one copy. Each shall obey the Contract.

11.5 Party B has taken proper measures to remind Party A of the items which remit and limit Party A’s liability under the Contract, and explain the related items fully according to Party A’s requirements; both parties shall have no objection to the understanding of the content of all the items in the Contract.

Party A (seal or special stamp for contract):     Party B (seal or special stamp for contract):

Legal representative:	Legal representative/Principal:
(or authorized person)	(or authorized person )